Exhibit 23.1

CONSENT OF Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Beyond Air, Inc. on Form S-3 (File Nos. 333-284653, 333-282834, 333-281667, 333-233283, 333-237958, 333-273942 and 333-262311) and Form S-8 (File Nos. 333-283811, 333-227697, 333-238239, 333-257562, 333-269861 and 333-276171) of our report dated June 20, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Beyond Air, Inc. as of and for the year ended March 31, 2025, which report is included in this Annual Report on Form 10-K of Beyond Air, Inc. for the year ended March 31, 2025.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

June 20, 2025